Exhibit 99.1

Avatar Systems, Inc. Reports 2nd Quarter Net Income Increase of
117% and Six Month Increase of 253.7%

Thursday August 17, 8:00 am ET

FRISCO, Texas, Aug. 17 /PRNewswire-FirstCall/ -- Avatar Systems, Inc. (OTC Bulletin Board: AVSY - News) announced today 2nd quarter and six months results for the period ending June 30, 2006. Revenues for the second quarter were $926,288 as compared to $683,738 for the corresponding quarter in 2005, representing a 35.5% increase. Revenues for the six months were $1,421,878 as compared to $1,038,648 for the corresponding period of 2005, a 36.9% increase. Net income for the quarter was $168,050 vs. $77,440 for the 2005 2nd quarter, a 117% improvement. Net income for the six month period was $171,026 compared to $48,355 for the comparable 2005 period, a 253.7% improvement. All core revenue components improved for the quarter and 6 months, except hardware sales which reflected a slight decrease. Cost of revenues was up slightly more on a percentage basis than the increase in revenues, increasing 37.37% and 50.2% for the quarter and six months respectively. Operating expenses increased modestly 6.6% and 8.2% for the quarter and six month period.

Chuck Shreve, President and Chief Executive Officer of Avatar Systems, Inc. remarked, “Our results continue to be influenced and affected by higher crude and natural gas prices. Our customers are investing in better technology and information systems and Avatar is directly benefiting. We expect continued strong demand and improved performance as we move forward.”

Avatar Systems, Inc. is based in Frisco, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base on its Petroware(TM) products, customers utilizing the Company’s Avatar400(TM) IBM AS400 product, and subscribers utilizing its ASP services (SAAS). In addition, Avatar provides a document imaging/document management system called iSynergy as well as disaster recovery services and remote backup services for it new and existing customers. Avatar’s product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward- looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

Source: Avatar Systems, Inc.